Exhibit 10.2

PRIVATE & CONFIDENTIAL

October 30, 2021

(Revised)

Mr. Dimitri Kazarinoff

1175 Bowline Drive

Vero Beach, Florida 32963

Re:	Transition and Separation from Employment

Dear Dimitri:

As we have discussed, your employment with XL Fleet Corp. (the “Company”) shall end effective December 1, 2021 (the “Separation Date”). The purpose of this letter agreement (the “Transition and Separation Agreement”) is to set forth the terms of your separation from the Company. Provision of the Separation Benefits described in Section 3 of this Agreement is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below. You have twenty-one (21) calendar days to review this Agreement and sign it if you wish. This Agreement shall become effective on the eighth (8th) day following the date on which you sign it (the “Effective Date”).

1. Transition Period; Employment Status. Your employment with the Company shall end on December 1, 2021 (the “Separation Date”). The period between October 30, 2021 and your Separation Date shall be referred to as the “Transition Period.” You agree that at all times during your employment with the Company, you must remain professional and agree to faithfully, diligently and to the best of your abilities undertake and perform all duties and responsibilities in your position and to abide by the rules, regulations, instructions, personnel practices and policies of the Company. Nothing herein alters the Company’s right to manage the business as it sees fit and to otherwise supervise you. Upon the Separation Date, provided that you have not been terminated for Cause as set forth below, you shall submit to the Board of Directors (the “Board”) a letter of resignation from your role as Chief Executive Officer pursuant to Section 2 below. As of and following the Separation Date, your employment with the Company shall conclude and you shall have no authority and shall not represent yourself as an employee or agent of Company.

(a) Roles and Duties. During the Transition Period, your employment shall continue pursuant to the terms and conditions of the employment agreement dated September 30, 2019 between you and the Company (the “Employment Agreement”), as modified by this Agreement, and remain subject to the Company’s policies that currently apply to your employment with the Company. During the Transition Period, you agree to perform all duties and responsibilities as may be assigned to you by the Board including, but not limited to: (a) continuing to meet with Company personnel regarding matters in which you have been involved during your employment; (b) assisting the Company in transitioning your job duties to other personnel; and (c) performing reasonable job duties as may be assigned to you, including but not limited to approval and signing of the Company’s quarterly report and related certifications. Upon the Effective Date of this Agreement, you shall execute the resignation letter attached hereto as Exhibit A and will resign from your position on the Board, which shall have immediate effect.

(b) Compensation and Benefits during Transition Period. If you: (i) execute and deliver a copy of this Agreement to the Company; (ii) do not revoke your acceptance of this Agreement during the seven (7)calendar day revocation period as described in Paragraph 9 below; and (iii) fully comply with the terms and conditions set forth in this Agreement, during the Transition Period: (1) the Company will continue to pay your current annualized base salary of Four Hundred Forty Thousand Dollars ($440,000)(the “Base Salary”), paid monthly in accordance with the Company’s normal payroll practices and shall be subject to the usual required withholdings; and (2) you will continue to receive Company benefits and participate in Company benefit plans on the terms currently in effect.

(c) Termination of Employment during Transition Period. The Company agrees that it will not terminate your employment during the Transition Period except for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act by you of gross negligence, willful misconduct or material dishonesty in the course of your employment hereunder that materially and adversely affects the business or affairs of the Company or any of its affiliates; (ii) your misappropriation (or attempted misappropriation) of any assets of the Company or any of its affiliates; (iii) your commission or attempted commission of any act of fraud or embezzlement; (iv) violation of any law or regulation which adversely and materially affects your ability to discharge your duties or has a direct, substantial and adverse effect on the Company; (v) your breach of this Agreement, including any covenant or representation contained herein; (vi) any other misconduct by you that adversely affects the business or affairs of the Company or any of its affiliates. In the event that you are terminated for Cause, such date of termination shall be the effective Separation Date, and you will not be entitled to any Separation Benefits (as defined in Paragraph 3 below) and will receive no further compensation, other than the Accrued Obligations (as defined in Section 2 below). In addition, in the event of your death prior to the Separation Date, your heirs, executors, personal representatives or administrators, or any person shall not be entitled to receive any Separation Benefits provided hereunder, unless such Separation Benefits have already been earned and vested and for which all conditions precedent, including without limitation the execution and non-revocation of the Supplemental Release, have been satisfied at the time of death.

2. Separation Date; Board Resignation. Your employment with the Company will end on the Separation Date, as described above. On the Separation Date, the Company will provide you with your final paycheck, which will include all salary and/or wages owed to you for work performed through the Separation Date, and unreimbursed business expenses incurred through the Separation Date in accordance with Company policy (the “Accrued Obligations”). Other than as provided herein, any entitlement you may have under a Company-provided benefit plan or program shall terminate as of the Separation Date, except as required by law and/or in accordance with plan or program terms. As of the Separation Date: (a) your employment with the Company shall conclude; (b) you no longer shall be entitled to payment of base salary, bonus or other form of compensation by virtue of your employment, except as set forth in this Agreement and (c) you shall not represent yourself as an employee or agent of the Company. In addition, you acknowledge and agree that, on the Separation Date, you shall execute the resignation letter attached hereto as Exhibit B and will resign from your position as Chief Executive Officer, effective immediately. In the absence of any other written resignation proffered to the Board, this Agreement shall constitute such a written resignation.

3. Separation Benefits. If you: (a) execute and do not revoke this Agreement and provide services during the Transition Period consistent with Section 1 above; (b) execute and deliver the Supplemental Release attached hereto as Exhibit C to the Company following your Separation Date; (c) do not revoke your acceptance of the Supplemental Release during the seven (7) calendar day supplemental release revocation period as described in Paragraph 4 of the Supplemental Release (the “Supplemental Release Revocation Period”); and (d) fully comply with the terms and conditions set forth in this Agreement and Supplemental Release, the Company agrees to provide you with the following separation benefits (together, the “Separation Benefits”):

(a) Severance Payments. The Company shall continue payments in an amount equal to your current base salary for a twelve (12) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (the “Severance Payments”). The Company will commence payment of the Severance Payments on the first payroll date following the Separation Date following the Supplemental Release Revocation Period and your return of Company property, provided that if the time period during which the Agreement is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since the Separation Date.

(b) Equity Acceleration; Extension of Exercise Period. Subject to the conditions above, as of the Separation Date, you shall become vested in the equity award to you on December 5, 2019 (the “Option Agreement”) to the extent the award would have vested during the twelve (12) month period following the Separation Date, i.e., you will be vested in options to purchase a total of 2,936,078 shares pursuant to the terms of this Agreement and the Option Agreement. To the extent applicable, the terms and conditions of the Company’s 2010 Equity Incentive Plan (the “Plan”) and the Option Agreement are expressly incorporated by reference and shall survive the signing of this Agreement. The Company agrees to extend the post-termination exercise period for any vested options as of the Separation Date from three (3) months following the Separation Date to a period of two (2) years following the Separation Date. You acknowledge and agree that allowing for an option that is currently an incentive stock option under Section 422 of the Internal Revenue Code to be exercised more than three months after termination of employment, other than by reason of death or disability, will result in the option being taxed as a non-qualified option, and that therefore, your vested options will be taxed as non- qualified options. Following the Separation Date, other than as provided herein, you shall not have any right to vest in any additional stock or stock options under the Plan, Option Agreement, or any other Company equity, stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

(c) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premium payments (the “COBRA Payment”), until the earlier to occur of: (A) twelve (12) months following your Separation Date, or (B) the date you become eligible for medical benefits with another employer. Notwithstanding the foregoing, if your COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to you, the Company shall, in lieu of the COBRA Payment, provide you with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time you are eligible to receive the COBRA Payment. You shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide you such coverage if you fail to elect COBRA benefits in a timely fashion.

(d) Miscellaneous Payments. Upon presentation of appropriate documentation, the Company shall reimburse you for the following expenses: (i) buy-out of your current lease in an amount of up to Thirteen Thousand Eight Hundred Twenty Dollars ($13,820); (ii) moving expenses in an amount up to Ten Thousand Dollars ($10,000) and (iii) reasonable attorney’s fees incurred by you in connection with the preparation of this Agreement in an amount of up to a maximum of Five Thousand Dollars ($5,000), which shall be paid within thirty (30) days of the Company’s receipt of appropriate invoice or documentation.

4. Acknowledgements and Affirmations. You acknowledge and agree that the Separation Benefits are not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. You further acknowledge that except for the Separation Benefits and the Accrued Obligations, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentive compensation, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit. You further understand and agree that you would not receive the Separation Benefits except for your execution of this Agreement and the Supplemental Release, and the fulfillment of the promises contained therein. You further affirm as follows: (a) you have not filed, caused to be filed, or presently are a party to any claim against Employer; (b) you have paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled, except any payments for services performed during the Transition Period; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) that all of the Company’s decisions regarding your pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (e) you have no known workplace injuries or occupational diseases; (f) you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and your agreement(s) with the Company and/or common law; (g) you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; (h) you are not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

5. No Contest of Unemployment. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law. Notwithstanding the foregoing, the Company agrees that it shall not contest any claim for unemployment benefits by you (please note that the Company shall not be required to falsify any information).

6. Covenants. You expressly acknowledge and agree to the following:

(a) Employee Covenants Agreement. In light of the competitive and proprietary aspects of the business of the Company, you acknowledge that you executed an Employee Covenants Agreement with XL Hybrids, Inc. dated September 30, 2019, attached as Exhibit D hereto (the “Covenants Agreement”). You expressly reaffirm the terms and provisions of the Covenants Agreement, which shall survive the execution of this Agreement. By signing below, you agree and consent to the assignment herein of the Covenants Agreement from XL Hybrids, Inc. to the Company, pursuant to Section 5(g) of the Covenants Agreement.

(b) Return of Property and Records. Within seven (7) business days following the Separation Date, you shall: (i) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (ii) deliver to the Company any property of the Company which may be in your possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. You may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, you understand and agree that the Company property belongs exclusively to the Company, it should be used for Company business, and you have no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

(c) Cooperation. You shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, assisting with: (i) the transition of your responsibilities and duties to other personnel of the Company for a period of one (1) year following the Separation Date; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company and (iii) any investigation or review of any federal, state or local regulatory authority. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to provide information to, and if requested to meet with, the Company or its counsel to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company following the Separation Date, you shall notify the Company within three (3) business days. The Company agrees to reimburse you for any out-of-pocket expenses approved in advance by the Company and incurred in connection with providing such cooperation under this Section.

(d) Non-Disparagement.

(1)	Your Obligations. You shall not make any oral or written communication to any person or entity that has the effect of professionally or personally disparaging, damaging the reputation of, or otherwise working in any way to the detriment or adverse to the interests of, the Company or any of its respective directors, officers, shareholders, employees, or agents (in each case known to you), and that you shall not engage in any conduct that is intended to harm professionally or personally the reputation of the Company; provided that nothing in this Section shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so.

(2)	The Company’s Obligations. The Company agrees to instruct members of its Board of Directors and Executive Team not to make any oral or written communication to any person or entity that has the effect of professionally or personally disparaging, damaging the reputation of, or otherwise working in any way to the detriment or adverse to your interests or engage in any conduct that is intended to harm you professionally or personally; provided that nothing in this Section shall restrict the Company from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so. During the Transition Period, the Company agrees to provide you with an advance copy of any internal or external statement that refers to you or your separation from the Company.

(e) Non-Competition. For a period of one (1) year following termination of consulting services provided pursuant to Section 10 below (the “Non-Competition Period”), you will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity, anywhere in the regional area or territory in which you had a material presence or influence or in which the Company conducts or initiates any program, that researches, develops, manufactures or markets products that involve electrification of commercial vehicles from Class 2 to Class 8, EVSE products or services associated with XL Grid, or Electrification as a Service (each a “Restricted Activity”); provided that this shall not prohibit an investment in publicly traded stock of a company representing less than one percent of the stock of such company. In the event that you are considering a post-employment professional opportunity (including, but not limited to, in the role of employee, consultant, contractor, owner, partner, or otherwise), you shall notify the Chair of the Board in writing of such opportunity.

(f) Non-Solicitation. For a period of one (1) year following termination of consulting services provided pursuant to Section 10 below (the “Non-Solicitation Period”), you will not directly or indirectly, in any manner, other than for the benefit of the Company, call upon, solicit, divert, take away, accept or conduct any business from or with any of the current or prospective customers, clients, vendors or suppliers of the Company, to the extent in competition with, or to the detriment of, the Company; or solicit, entice, or attempt to persuade any employee or consultant of the Company to leave the Company for any reason, or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six (6) months of any attempt to hire such person.

(g) Reasonableness of Restrictions; Tolling. You acknowledge and agree that: (i) the provisions of Sections 6(e) and 6(f) above are necessary and reasonable to protect the Company’s legitimate business interests; (ii) the types of activities which are prohibited by Sections 6(e) and 6(f) are reasonable and fair in order to maintain a sufficient customer base; and (iii) any breach or threatened breach of any of the terms of Sections 6(e) and 6(f) shall result in substantial, continuing and irreparable injury to the Company. In light of the foregoing, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 6(e) and 6(f), without posting any bond or security, and without affecting the Company’s right to seek and obtain damages or other equitable relief. You acknowledge and agree that the Non-Competition Period and the Non-Solicitation Period shall be tolled and shall not run during any period in which you are in violation of the terms herein.

(i) No Further Actions. As of the Effective Date, you have not: (i) filed any action, complaint, charge, grievance or arbitration against the Company; (ii) contacted any local, state or federal governmental agency regarding the Company; (iii) encouraged any individual to file any action, complaint, charge, grievance or arbitration against the Company; (iv) received information from any individual that such individual intends to file or threaten to file an action, complaint, charge, grievance or arbitration against the Company; or (v) provided any information to any individual to aid such individual in filing or threatening to file an action, complaint, charge, grievance or arbitration against the Company. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, except as provided herein.

(j) Material Breach. A breach of any of the above sub-Sections shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall permit and entitle the Company to cease any additional payment or provision of the Separation Benefits and to recover the amount of any Separation Benefits already paid or provided by the Company to you. In addition to any other penalties or restrictions that may apply under any this or any other applicable agreement, applicable law or otherwise, in the event of a breach of any of the above sub-Sections, you acknowledge and agree that: (a) you shall forfeit any vested unexercised options under the Option Agreement effective as of the date of such breach; (b) you shall forfeit any shares held by you that were received in respect of the Option Agreement effective as of the date of such breach; and (c) this provision constitutes an amendment of your Option Agreement.

7. Your Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Genetic Information Non- Discrimination Act, the Lilly Ledbetter Fair Pay Act, COBRA, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, the New York State Human Rights Law, New York City Human Rights Law, New York City Administrative Code, the New York Labor Law, or the discrimination or retaliation provisions of the New York State Workers’ Compensation Law (all as amended), Delaware Discrimination in Employment Act and any similar Massachusetts, New York, Delaware or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner. Please note that this Section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released.

iii.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal statute, regulation or executive order (as amended) relating to violation of public policy or any other form of retaliation or wrongful termination under Massachusetts, New York or other state or federal statute.

1/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

v.	Any other Claim arising under other Massachusetts, New York, Delaware, Florida or other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement.

ii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws.

iii.	Prohibit you from challenging the validity of this release under federal law.

iv.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Consideration Acknowledgement. Youacknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

8. Covenant Not to Sue. Subject to Section 7 above, you covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against the Company with respect to any matter which arises from or relates to your employment with the Company or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from: (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the EEOC or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any claim released by this Agreement. You acknowledge that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

9. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

10. Post-Separation Consulting Services. Following the Separation Date, you agree to provide consulting services on an as-needed basis pursuant to a consulting agreement in the form attached hereto as Exhibit D for transition-related services for a period of sixty (60) days following the Separation Date. The terms and conditions of the consulting services provided hereunder will be determined in the Company’s sole discretion. You and the Company anticipate and intend that the consulting services that you may provide hereunder will not exceed twenty (20%) percent of the average level of bona fide services you provided during the 36-month period immediately preceding the Separation Date. You and the Company acknowledge that the consulting arrangement contemplated in this Section 10 shall not constitute “services” for purposes of the Plan or for purposes of the Option Agreement. As such, the consulting arrangement contemplated in this Section 10 shall not entitle you to vest in any additional stock or stock options under the Plan, Option Agreement, or any other Company equity, stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

11. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement including, but not limited to, consequences related to Section 409A of the Internal Revenue Code of 1986, as amended.

12. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that this Agreement, as well as the Plan, Option Agreements, and Employee Covenants Agreement, constitutes the entire agreement between you and the Company, and supersedes any and all prior oral contemporaneous oral and/or written agreements between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusettsin a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12. Competency; Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that: (a) you are competent to execute this Agreement; (b) you have been afforded sufficient time to understand the terms and effects of this Agreement; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement; (e) that at the time of considering or executing this Agreement, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor- debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

[SIGNATURE PAGE FOLLOWS]

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. Please return this Agreement no later than twenty-one (21) calendar days following the date of this Agreement. If the Company does not receive your acceptance within the twenty-one (21) day timeframe, the Agreement shall terminate and be of no further force or effect.

Sincerely,

XL FLEET CORP.

By:	/s/ Jim Berklas

Its:	Chief Legal Officer

Date:	11/20/2021

Acknowledged and Agreed:

/s/ Dimitri Kazarinoff
Dimitri Kazarinoff

Date: 11/20/2021

EXHIBIT A

RESIGNATION LETTER

November 20, 2021

XL Fleet Corp.

145 Newton Street

Boston, MA 02135

To Whom It May Concern:

This is to inform you that effective November 20 , 2021, I hereby resign (i) my position as a director and XL Fleet Corp. (the “Company”); and (iii) my position as a director of XL Hybrids, Inc. and (iv) any other director positions I hold with any subsidiary of the Company.

Very truly yours,

/s/ Dimitri Kazarinoff
Dimitri N. Kazarinoff

EXHIBIT B

RESIGNATION LETTER

December 1, 2021

XL Fleet Corp.

145 Newton Street

Boston, MA 02135

To Whom It May Concern:

This is to inform you that effective December 1, 2021, I hereby resign (i) my position as Chief Executive Officer of XL Fleet Corp. (the “Company”) and (ii) any director, officer or other positions I hold with the Company, with XL Hybrids, Inc., or with any subsidiary or affiliate of the Company.

Very truly yours,

Dimitri N. Kazarinoff

EXHIBIT C

SUPPLEMENTAL RELEASE

XL Fleet Corp., a Delaware corporation with its principal place of business located at 145 Newton Street, Boston, Massachusetts 02135 (the “Company”) and Dimitri Kazarinoff, residing at 1175 Bowline Drive, Vero Beach, Florida 32963 (“You”).

1.	In consideration for executing and delivering this Supplemental Release to the Company following the Separation Date (as defined in Paragraph 1 of the Transition and Separation Agreement dated November 20,

2021 (the “Agreement”)) and not revoking your acceptance of this Supplemental Release during the seven (7) calendar day supplemental revocation period as described below (the “Supplemental Release Revocation Period”), the Company agrees to provide you with the consideration as set forth in Paragraph 3 of the Agreement. You understand and agree that you would not be entitled to the consideration described above except for your execution of this Supplemental Release following the expiration of her Transition Period described in Section 1 of the Agreement and the fulfillment of the promises contained in the Agreement, as well as in this Supplemental Release.

2.	Supplemental Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any Massachusetts, New York, Delaware Florida or other state or federalstatute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, COBRA, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, the New York State Human Rights Law, New York City Human Rights Law, New York City Administrative Code, the New York Labor Law, or the discrimination or retaliation provisions of the New York State Workers’ Compensation Law (all as amended), Delaware Discrimination in Employment Act and any similar Massachusetts, New York, Delaware or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner. Please note that this Section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay.

2/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released.

iii.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any Massachusetts, New York, Delaware, Florida or other state or federal statute, regulation or executive order (as amended) relating to violation of public policy or any other form of retaliation or wrongful termination under Massachusetts, New York or other state or federal statute.

v.	Any other Claim arising under other Massachusetts, New York, Delaware, Florida or other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement.

ii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws.

iii.	Prohibit you from challenging the validity of this release under federal law.

iv.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Consideration Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

3. Covenant Not to Sue. Subject to Section 8 above, you covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against the Company with respect to any matter which arises from or relates to your employment with the Company or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from: (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the EEOC or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any claim released by this Agreement. You acknowledge that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

4. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty one (21) days following your Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

5. Acknowledgements and Affirmations. You acknowledge and affirm as follows: (a) you have not filed, caused to be filed, or presently is a party to any claim against Employer; (b) you have paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled, except any payments for services performed during the Transition Period; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) that all of the Company’s decisions regarding your pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (e) you have no known workplace injuries or occupational diseases; (f) you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and your agreement(s) with the Company and/or common law; (g) you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; (h) you are not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

6. Competency; Knowing and Voluntary Agreement. By executing this Supplemental Release, you are acknowledging that: (a) you are competent to execute this Supplemental Release; (b) you have been afforded sufficient time to understand the terms and effects of this Supplemental Release; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of the Agreement or this Supplemental Release; (e) that at the time of considering or executing this Supplemental Release, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

Acknowledged and Agreed:

Dimitri Kazarinoff

Date:

EXHIBIT D

COVENANTS AGREEMENT DATED SEPTEMBER 30, 2019

EXHIBIT E

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is by and between XL Fleet Corp. (the “Company”) and Dimitri Kazarinoff (the “Consultant”), and individual residing at 1175 Bowline Drive, Vero Beach, Florida 32963. In consideration of the mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. General. The Company hereby retains the Consultant for the purpose of receiving, and the Consultant hereby agrees to provide, certain as-needed consulting services, including services related to the transition of duties and responsibilities of the Consultant in his former role as Chief Executive Officer of the Company to other employees of the Company, as directed by the Company or by the Board of Directors.

2. Performance of Services. As of the Effective Date, the Consultant agrees to render the Services from time to time at the request of the Company, at such time or times and location or locations as may be mutually agreed. The Consultant agrees to personally provide the Services on an as-need basis up to a maximum of eight (8) hours per week during the Term (as defined below) as directed by the Company. The Consultant agrees to devote the Consultant’s best efforts to the performance of the Services. In connection therewith, the Company shall have the right to publicize the Consultant’s affiliation with the Company with the permission of the Consultant. Unless covered by an appropriate agreement between any third party and the Company, the Consultant shall not engage in any activities or use any facilities in the course of providing the Services that could result in claims by such third party of ownership in any Company property or inventions. The Company and Consultant acknowledge that Services under this Agreement shall not constitute “services” for purposes of the Company’s 2010 Equity Incentive Plan (the “Plan”) or for purposes of Consultant’s Option Agreement thereunder.

3. Fee. In consideration for the services provided by Consultant, the Company shall pay Consultant a fee of Seven Thousand Three Hundred Dollars ($7300.00). The fees shall be paid to Consultant within thirty (30) days of receipt by the Company of an invoice from Consultant. Consultant shall be solely responsible for complying with all federal, state, local and other tax laws and regulations applicable to payments received from the Company under this Agreement.

4. Term; Termination.

(a) The Consultant’s performance of Services shall commence on the Effective Date of this Agreement and shall terminate on January 31, 2021. The period of time during which Services are performed hereunder shall be referred to herein as the “Term.” Any extension of this Term shall require a new written a consulting agreement, which may include changes with regard to scope and fees, among other terms.

(b) This Agreement may be terminated by either party at any time upon five (5) days’ prior written notice. Notwithstanding the foregoing, if either party breaches any of its material obligations under this Agreement, then the non-breaching party may terminate this Agreement (in addition to any other available remedy) immediately, upon written notice to the other party.

(c) Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to the Company any and all property of the Company or its customers, licensees, licensors, or affiliates which may be in the Consultant’s possession or control. No termination, regardless of time or reason, shall relieve the Consultant from any obligations hereunder, including but not limited to any obligations which by their terms are intended to survive the termination of the Consultant’s association with the Company. The Company shall have no obligation to make any payment pursuant to this Agreement unless the Consultant is in compliance with all its covenants and agreements.

5. Independent Contractor Status. The parties expressly acknowledge and agree that the Consultant is an independent contractor, that the relationship of the Consultant to the Company is at all times that of an independent contractor, and that neither this Agreement nor the rendering of the Services shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The Company shall not provide the Consultant with an office or any other space from which to conduct the Services, and the Consultant shall have the sole control and discretion as to where to perform the Services. The Consultant shall perform the Services free of the direction and control of the Company, but consistent with the objectives it sets, and shall bear the benefit/risk of any profit or loss from rendering the Services. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between the Company and the Consultant or as an undertaking by the Company to hire the Consultant as an employee. The Consultant shall not be considered an employee of the Company for any purpose and shall not be entitled to any fringe benefits generally provided to employees of the Company, and the Company shall not be required to maintain workers’ compensation coverage for the Consultant. The Consultant understands and recognizes that while performing the Services, the Consultant shall not act as an agent of the Company, and shall not have authority to and shall not bind, represent or speak for the Company for any purpose. The Company shall record payments to the Consultant on an Internal Revenue Service Form 1099, and shall not withhold any federal, state or local employment taxes on the Consultant’s behalf. The Consultant shall be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment.

6. Covenants Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Moreover, as part of the Consultant’s performance of the Services hereunder, the Consultant shall be exposed to and provided with valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, as a condition of the Consultant’s engagement with the Company, the Consultant agrees to enter into the enclosed Confidentiality and Inventions Agreement (the “Covenants Agreement”), attached as Exhibit A. By signing below, the Consultant is certifying to the Company that since the Effective Date the Consultant has not engaged in any conduct that would constitute a violation of the Covenants Agreement. Prior to entering into an employment or consulting relationship with any third party, the Consultant shall inform any such third party of any restrictions set forth herein which apply in any way to the Consultant’s activities for such third party.

7. Conflicts. The Consultant represents and warrants that: (i) the Consultant has no agreement with a third party in conflict with the Consultant’s obligations to the Company hereunder, and the Consultant’s engagement hereunder does not require the Consultant to breach any agreement entered into by the Consultant; (ii) the Consultant’s engagement hereunder does not violate any order, judgment or injunction applicable to the Consultant; and (iii) all facts the Consultant has presented to the Company are accurate and true, including, but not limited to, all oral and written statements made to the Company pertaining to education, training, qualifications, licensing and prior work experience. The Consultant hereby agrees to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with the above representations and warranties.

8. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested, addressed to the party at the address set forth on the first page hereof, or to such other address as such party may designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The Consultant agrees that the Company may assign this Agreement, in whole or in part, to any person or entity controlled by, in control of, or under common control with, the Company, and to any purchaser of all or substantially all of its assets or such portion of its assets to which this Agreement relates, or to any successor corporation resulting from any merger or consolidation of the Company with or into such corporation. The Consultant may not assign or transfer this Agreement or any of the Consultant’s rights or obligations hereunder. In no event shall the Consultant assign or delegate responsibility for actual performance of the Services to any other person or entity without the prior written consent of the Company.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

12. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement.

13. Modification; Amendment; Waiver. This Agreement shall not be modified, amended or extended except by an instrument in writing signed by or on behalf of the parties hereto. Waiver by either party of a breach of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach of any such provision or of such party’s right to enforce any such provision. No act or omission of a party shall constitute a waiver of any of its rights hereunder except for a written waiver signed by or on behalf of such party.

14. Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed Agreement as a sealed instrument as of this 20 day of November 2021.

XL FLEET CORP.

By:	/s/ Jim Berklas
Name: Jim Berklas
Title: General Counsel

CONSULTANT

By:	/s/ Dimitri Kazarinoff
Signed Name

Dimitri Kazarinoff
Printed Name
###-##-####

Tax Identification (or SS#)

ATTACHMENT A

XL FLEET CORP.

COVENANTS AGREEMENT

In consideration of my consulting services provided to XL Fleet Corp., its subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and my receipt of any compensation now and/or hereafter paid to me by the Company as reflected in the Consulting Agreement between me and the Company, I have executed this Covenants Agreement (this “Agreement”).

I recognize and acknowledge that the Company is engaged in activities that involve, and continue to involve, the use of proprietary business plans, methods, and technologies developed through the expenditure of substantial amounts of skill, time, and money. As a result of such investments, the Company has developed certain Trade Secrets and Confidential Information (defined herein) which give the Company significant advantages over its competitors. Due to the nature of my services provided to the Company, I may have frequent direct and indirect contact with various customers of the Company and may be presented with, have access to, and/or participate in the development of Trade Secrets and Confidential Information. These constitute valuable, special, and unique assets of the Company, the misuse, misapplication, or disclosure of which contrary to the terms of this Agreement may cause substantial loss of competitive advantage and substantial and possibly irreparable damage to the business and asset value of the Company.

1. DEFINITIONS. The following capitalized terms are select definitions used in this Agreement:

(a) “Trade Secrets” shall have the definition provided in M.G.L. ch. 266, s. 30(4) as modified from time to time. The current definition includes, but is not limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records a secret, whether scientific, technical, merchandising, production, or management information, design, process, procedure, formula, invention, or improvement. Trade Secrets may also consist of: (i) any formula, pattern, device, or compilation of information that is used in the Company’s business, and which gives it an opportunity to obtain an advantage over competitors who do not know or use it; (ii) a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, or a list of customers; or (iii) a process or device for continuous use in the operation of the business, and generally relates to the production of goods or services. To the extent otherwise protectable as a Trade Secret, the Company’s Trade Secrets include, but are not limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, and any other product or service offered by the Company during my employment with the Company. Trade Secrets also include anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as trade secret, whether or not owned or developed by the Company.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is of value to the Company, and is not generally known to competitors of the Company, whether written, fixed in other tangible form, or committed to memory. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, all information about the Company’s business and affairs, such as its executives, employees, and contractors, product specifications, designs, processes, data, concepts, ideas, product descriptions, price lists, pricing policies, business methods, contracts and contractual relationships with customers and suppliers, customer and supplier lists, current and anticipated customer requirements, current and planned distribution methods and processes, business plans, marketing plans and techniques, finances and financial projections, market studies, computer software and programs (including without limitation object and source code), systems, structures and architectures, proprietary intellectual property (including without limitation, know-how, inventions, discoveries, patents, patent applications, and patentable subject matter, and copyrighted materials). Confidential Information shall include, but not be limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, and any other product or service offered by the Company during my employment with the Company. Confidential Information also includes anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as confidential information, whether or not owned or developed by the Company.

(c) The terms “Confidential Information” and “Trade Secrets” shall not include any materials or information to the extent that it: (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed, or otherwise acquired such information, other than as the result of a breach of this Agreement; or (ii) is known to me prior to my employment with the Company, having been lawfully received from parties other than the Company.

(d) “Inventions” shall mean all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, including, but not limited to, software, code, websites, algorithms, methods, content, packaging, surveys, reports, contributions to Company’s proprietary business methods, marketing plans, and work product, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company.

2. NON-DISCLOSURE.

(a) Trade Secrets. During the term of my employment with the Company and after the termination thereof, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Trade Secrets of the Company or of the Company’s customers, business partners or subcontractors, or any related third- party, so long as they remain Trade Secrets as described in this Agreement.

(b) Confidential Information. During the term of employment with the Company and after my termination therefrom, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Confidential Information of the Company, any of Company’s customers, any of Company’s business partners or subcontractors, or any related third-party

(c) Return. Upon request of the Company and in any event upon the termination of employment with Company, I will deliver to the Company all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof in any form, concerning or containing Trade Secrets, Confidential Information, or Inventions that are in my possession, whether made or compiled by me, furnished to me, or otherwise obtained by me.

3. ASSIGNMENT AND RELATED COVENANTS.

(a) Prior Inventions.

(i)   On Schedule A, I have provided a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), that belong to me, and which relate to the Company’s proposed business, products or research and development; or, if no such list is attached, I represent that there are no such Prior Inventions. Under the heading “Assigned” on Schedule A, I have listed those Prior Inventions that are being assigned to the Company hereunder, if any (collectively, the “Assigned Prior Inventions”). If applicable, under the heading “Not Assigned” on Schedule A, I have listed those Prior Inventions that are not being assigned to the Company hereunder, if any (collectively, the “Not Assigned Prior Inventions”). I hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Assigned Prior Inventions, if any, without any further consideration therefor. I agree that I will not incorporate, or permit to be incorporated, any Not Assigned Prior Inventions owned by me or in which I have an interest into a Company product, process, or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Not Assigned Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process, or machine.

(b) Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, without any further consideration therefor. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c) Government Contracting. I agree to assign to the United States government all my right, title, and interest in and to any and all Assigned Prior Inventions and Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Exceptions. I further understand that the foregoing assignment obligations do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, resources, trade Secrets, or Confidential Information except for those Inventions that either: (A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Schedule A.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of the Assigned Prior Inventions and all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f)   Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Prior Inventions and Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Prior Inventions or any Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. DEFEND TRADE SECRETS ACT IMMUNITY NOTICE. Notwithstanding any provisions in this Agreement, pursuant to the federal Defend Trade Secrets Act, I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

5. REPRESENTATIONS AND WARRANTIES.

(a) No Violation. I am not subject to any employment, non-disclosure, confidentiality, employee covenants, or other agreement with any third party (including, but not limited to, any former employer) that would prevent or prohibit me from fulfilling my duties for the Company. If am the subject of any such agreement, and have any doubt as to its applicability, I will provide a copy of such agreement to the Company so that the Company can make a determination as to its effect on my ability to work for the Company.

(b) Third-Party IP. I agree not to use or include in any of my Inventions any copyrighted, restricted, or protected code, specifications, concepts, trade secrets, or confidential information of any third party, or any other information which I would be prohibited from using by any employment, non- disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party. If I am unsure whether I may use or incorporate any third-party product or code or other work of any third party in any of my Inventions, I will check with the Company’s management and experts prior to such use or incorporation.

6. GENERAL.

(a) Further Assurances. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I have not entered into and agree not to enter into any oral or written agreement in conflict with this Agreement.

(b) Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or threatened breach of the covenants set forth in this Agreement. Accordingly, I agree that if I breach or threaten to breach this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE BUSINESS LITIGATION SESSION, IN SUFFOLK COUNTY LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY ARISING FROM OR RELATING TO THIS AGREEMENT.

(d) Effect. This Agreement shall be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of the Company’s Trade Secrets or Confidential Information.

(e) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

(f)   Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(g) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

(h) Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

7. EXPRESS ACKNOWLEDGEMENTS. I acknowledge and agree to each of the following items:

(a) I understand that this Agreement is not intended to change my status as an independent contractor, and I understand that either the Company or I may terminate my services at any time.

(b) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(c) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them.

(d) I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

(e) I understand that any acquirer, purchaser of all or substantially all of the assets of the Company, or other successor or assign to the Company or its business will be relying on my covenants and representations warranties in this Agreement in agreeing to acquire or purchase the Company or its assets, and agree that this Agreement shall be enforceable by such successor or assign.

(f)   I understand, acknowledge and agree that: (a) my obligations under this Agreement will continue in accordance with its express terms regardless of any material changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment, and I agree to comply with such obligations; and (b) if I should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than my present functions, all terms of this Agreement shall continue to apply with full force, and I agree to comply with such terms.

(g) I acknowledge that I have been afforded the sufficient opportunity to review the terms of this Agreement before executing same.

I have executed this Agreement on the date set forth below, to be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of any of the Company’s Trade Secrets or Confidential Information; provided, however, that if the latter date is vague or indeterminable, this Agreement shall be deemed effective as of the commencement of my employment relationship with the Company.

AGREED AND ACCEPTED:

Print Name:		XL Fleet Corp.

Signature:	/s/ Dimirti Kazarinoff	By:	/s/ Jim Berklas
Dimitri Kazarinoff

Date:	11/20/2021	Date:	11/20/2021

SCHEDULE A

PRIOR INVENTIONS

Assigned

None

Not Assigned

None